Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-140659 and 333-149385) on Form S-8 of Hampden Bancorp, Inc. of our report dated September 10, 2009 relating to our audit of the consolidated financial statements which appears in this Annual Report on Form 10-K of Hampden Bancorp, Inc. for the year ended June 30, 2009.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
September 10, 2009